Exhibit 99.1

BAY BANKS INCREASES DIVIDEND FOR 28th CONSECUTIVE YEAR (unaudited)

The Board of Directors of Bay Banks of Virginia, Inc., Bank of Lancaster’s Holding Company, at its meeting held November 30, 1999 declared a fourth quarterly cash dividend of 21 cents per share, an increase of two cents over the dividend paid for the first three quarters in 1999. This dividend will be paid on December 17, 1999 to Stockholders of record December 10, 1999.

Bay Banks President Austin L. Roberts, III announced that this dividend reflects an 11.4% increase over the prior quarter’s dividend. Roberts stated that the increase is an indication of the Board’s continued confidence in the future of Bay Banks of Virginia and its subsidiaries, Bank of Lancaster and Bay Trust Company. Roberts also noted that “this action represents the 28th consecutive year of increased dividends paid to our Stockholders.”

The fourth quarterly dividend will be paid on approximately 1,164,207 shares for a total of $244,483, bringing the total 1999 dividend to $910,588. This compares to $809,676 paid in 1998 and $723,194 paid in 1997.

The Board of Directors at the November 30th meeting also authorized the purchase of up to 25,000 shares of the Company’s common stock. Management anticipates such purchases will occur over an extended period of time.

In making these announcements, Roberts stated that “1999 has been a very good year for our organization. Through the first three quarters of the year, income levels are up 16% over the same period in 1998. Checking accounts and Money Market Accounts we feel are our core accounts and they are up 14% and 9% respectively over the similar period for the previous year.”

Roberts stated that the Bank has also seen excellent growth in loan volume, with the best loan production year in its history. He noted, “we are currently at $125 Million; a year ago this time we were just over $110 Million, reflecting slightly better than a 10% increase.”

He also reported that “the purchase of the Bank’s two newest offices, located in Montross and Warsaw, have proven to be excellent strategic opportunities for our organization.” When these offices were acquired in early 1998, “we purchased through the acquisition less than one-half million dollars in loans. Our goal for our two new offices was to have approximately $5 Million in loans by year-end 1999. As of the end of October 1999, we were at $7.5 Million, a 50% increase over where we had hoped to be. Deposits in these two offices have also seen good increases, all surpassing in October our year-end objectives.”

“Our new Trust Company, Bay Trust, has received all regulatory approvals that will allow us to begin operations,” Roberts reported. “The new company will continue to operate in the Bank of Lancaster’s Main Office for the immediate future but plans are underway for new Trust Company headquarters, which we anticipate moving into during the first quarter of 2000.”

“The growth we are experiencing, “ Roberts stated, “is an indication to us that we are meeting the needs of our market area, which is our primary focus.”

“The Year 2000 date change,” Roberts stated, “continues to be one of the major topics of discussion today.” He reported that “our Y2K Task Force has been working for over three years, preparing our organization for this event. While no one can guarantee that there will be no delays or problems, we can report without hesitation that we are prepared and we will be ready to open for business on January 3, 2000. Our systems are Y2K compliant and we have contingency plans in place should there be temporary delays in phone or power service. Our customers can be assured that they will experience little or no disruption to their banking transactions.”

“We are excited about the opportunities of the new millennium,” Roberts stated. “From internet banking to the friendly, personal, professional service that has become our trademark, Bank of Lancaster and Bay Trust are eager to meet the challenges and the opportunities that the future will bring. We are committed to being a financial leader with vision, which includes providing to our customers the latest in technology, creating long-term relationships through a full array of financial products and services, and quality service that will make for a strong partnership with the communities we are proud to serve. Yes, times are changing, and we will change with them; but we will never lose sight of the reason we are such a successful company … the patronage of our customers.”